Exhibit 99.1

SPARK NETWORKS® REPORTS FOURTH QUARTER AND FULL YEAR 2007 FINANCIAL RESULTS

Fourth Quarter Sequential Revenue Increases on Strong Margins

Contradicting Historical Season Trends

BEVERLY HILLS, Calif., February 19, 2008 — Spark Networks, Inc. (AMEX:LOV), a leading provider of online personals services, today reported financial results for the fourth quarter and full year ended December 31, 2007.

Fourth Quarter and Full Year Highlights

•	2% fourth quarter sequential revenue increase

•	14% full year revenue increase when excluding General Market segment

•	10% full year adjusted EBITDA increase excluding Scheme & SOX

•	695,000 shares repurchased in Q4 reduced shares outstanding to 26.1 million

•	$30 million revolver secured

“In 2007 we accomplished most of the initial objectives I identified when I became CEO last February. We improved product innovation and marketing, and strengthened our core brands.” stated Adam Berger, Chairman and Chief Executive Officer of Spark Networks, Inc. “In Q4, our pace of consumer facing initiatives increased, highlighted by the launch of JDate.fr for the French-language market, the addition of several ad networks, and product enhancements such as a photo gallery.”

“Quarterly revenue increased sequentially despite the customary seasonal weakness. Contribution1 margin was 70% in the quarter and 68% for the year. Jewish Networks showed continued strength, with quarterly and annual sequential revenue increases, and contribution margins of 93% for the quarter and 90% for the year.”

“General Market Networks continued to mask growth from our other affinity-focused communities. Excluding General Market Networks’ revenue decline, the Company saw 14% revenue growth and 13% contribution improvement over last year.”

Berger continued, “We had several non-recurring events and non-cash charges in 2007 which make it difficult to see our true performance. These events include a tax benefit resulting from the release of valuation allowances against our cumulative net operating losses, our Scheme of Arrangement, an impairment charge for AmericanSingles®, the start-up costs associated with SOX compliance, and share-based compensation charges. Adjusted EBITDA for 2007 excluding Scheme and SOX expenses was $16.8 million versus $15.3 million in 2006 – a 10% improvement.”

“In 2008, we plan to continue growing JDate behind product innovation, examine pricing opportunities to grow Other Affinity Networks, increase the importance of ad sales, and use our balance sheet and strong cash flow to fund continued organic or acquisitive growth, and pursue other value creating initiatives.”

Financial Results

Reported revenue for the fourth quarter of 2007 was $16.0 million, a decrease of 7% compared to $17.2 million in the fourth quarter of 2006 and a 2% increase over the prior quarter. Revenue for the full year was $65.2 million, a decrease of 5% compared to $68.9 million for the 12 months ended December 31, 2006.

Contribution for the fourth quarter of 2007 was $11.2 million, an increase of 2% compared to $11.0 million for the fourth quarter of 2006 and a 4% decrease over the prior quarter. Contribution for the full year was $44.1 million compared to $44.3 million for 2006.

Operating expenses for the fourth quarter of 2007 were $9.6 million compared to $8.3 million for the fourth quarter of 2006 and $9.7 million for the prior quarter. The $1.3 million increase over the fourth quarter of 2006 is primarily due to a $0.7 million increase in share-based compensation, $0.3 million of SOX related expenses and the combination of a $0.5 million bonus accrual reversal in the fourth quarter of 2006 and a $0.3 million bonus accrual in the fourth quarter of 2007, offset by lower customer service and technical operations expenses.

Operating expenses for the full year of 2007 were $40.5 million compared to $37.7 million in 2006. The $2.8 million increase can be primarily attributed to a $1.8 million increase in the impairment expense associated with the book carrying value of goodwill for AmericanSingles, $1.9 million of Scheme costs, $0.8 million of SOX related costs, $1.5 million of additional share-based compensation expense, offset by lower customer service, technical operations and product development costs.

Net income for the fourth quarter of 2007 was $6.6 million, or $0.25 per share, compared to $2.7 million, or $0.09 per share, for the fourth quarter of 2006, reflecting, among other differences, a $4.7 million income tax benefit primarily resulting from the release of valuation allowances associated with our accumulated net operating losses.

Net income for the full year was $9.0 million, or $0.31 per share, compared to $6.6 million, or $0.21 per share in 2006. Contributing to the increase in net income for the full year was a $4.4 million income tax benefit primarily resulting from the release of valuation allowances associated with our accumulated net operating losses, offset by a $1.9 million impairment expense related to the book carrying value of goodwill of AmericanSingles and $1.9 million in Scheme costs.

Additionally, we recognized a one-time cumulative non-cash share-based compensation expense of $0.6 million for the fourth quarter of 2007 and $0.3 million for the full year reflecting an adjustment to the fair value calculation of options under SFAS 123(R) since its adoption in July 2005.

Adjusted EBITDA2 for the fourth quarter of 2007 was $4.0 million, a decrease of 24% compared to $5.2 million for the fourth quarter of 2006 and a 7% increase versus the prior quarter. Adjusted EBITDA for the full year was $14.0 million, a decrease of 8% compared to $15.3 million during the same period in 2006. Excluding Scheme and SOX costs, Adjusted EBITDA for the full year increased 10%, to $16.8 million, compared to $15.3 million for 2006. See the attached Consolidated Statement of Operations for a reconciliation of EBITDA and adjusted EBITDA to net income.

Average paying subscribers3 for the Company, as a whole, in the fourth quarter of 2007 were 200,850, a decrease of 15% compared to 236,609 for the fourth quarter of 2006. Average paying subscribers for full year were 215,323, a decrease of 9% compared to 236,868 for 2006.

Segment Reporting4

The Company reported fourth quarter 2007 revenue for Jewish Networks of $8.6 million, an increase of 3% compared to $8.3 million for the fourth quarter of 2006 and an increase of 2% compared to $8.5 million in the prior quarter. Revenue from Jewish Networks for the full year was $33.6 million, an increase of 4% compared to $32.2 million for 2006.

The Company reported fourth quarter 2007 revenue for General Market Networks of $3.0 million, a decrease of 46% compared to $5.5 million for the fourth quarter of 2006 and a decrease of 13% compared to $3.4 million in the prior quarter. General Market Networks revenue for the full year was $15.7 million, a decrease of 38% compared to $25.4 million for 2006. The planned decrease in revenue for General Market Networks is largely attributable to a 38% decrease in the marketing spend for this segment in 2007 compared to 2006.

The Company reported fourth quarter 2007 revenue for Other Affinity Networks of $3.5 million, an increase of 20% compared to $2.9 million for the fourth quarter of 2006 and compared to $3.4 million in the prior quarter. Other Affinity Networks revenue for the full year was $13.3 million, an increase of 37% compared to $9.7 million for 2006.

The Company reported fourth quarter 2007 revenue for Offline & Other Businesses of $1.0 million, an increase of 77% compared to $544,000 for the fourth quarter of 2006 and an increase of 94% compared to $497,000 in the prior quarter. Offline & Other Businesses revenue for the full year was $2.6 million, an increase of 75% compared to $1.5 million for 2006.

Average paying subscribers for Jewish Networks were 94,595 during the fourth quarter of 2007, a decrease of 2% compared to 96,886 for the fourth quarter of 2006. Average paying subscribers for the full year were 94,903, compared to 95,168 for 2006.

Average paying subscribers for General Market Networks were 41,763 during the fourth quarter of 2007, a decrease of 48% compared to 80,930 for the fourth quarter of 2006. Average paying subscribers for the full year were 56,551, a decrease of 39% compared to 92,043 for 2006.

Average paying subscribers for Other Affinity Networks were 61,978 during the fourth quarter of 2007, an increase of 5% compared to 58,793 from the fourth quarter of 2006. Average paying subscribers for the full year were 62,087, an increase of 26% compared to 49,415 for 2006.

Balance Sheet, Cash, Debt

As of December 31, 2007, the Company had a cash and marketable securities balance of $9.0 million compared to $20.6 million at December 31, 2006. During the quarter, the Company purchased 695,000 shares at an average price of $4.00 per share or $2.8 million, and for the full year the Company purchased 5.4 million shares at an average price of $4.34 per share or $23.4 million. Cash flow from operations for the fourth quarter of 2007 was $4.2 million, a decrease of 13% compared to $4.8 million during the fourth quarter of 2006. For the year ended December 31, 2007, cash flow was $14.8 million, an increase of 13%, compared to cash flow from operations of $13.1 million for 2006. As of December 31, 2007, the Company had approximately $40 million of net operating losses available to offset future income taxes.

On February 14, 2008, the Company executed a credit agreement with Bank of America, N.A. for a $30.0 million non-amortizing revolving credit facility. The initial term of the facility is three years, and the credit agreement provides the Company with the opportunity to extend beyond the initial term, subject to the lender’s consent. The per annum interest rate for this facility is based upon a financial leverage ratio of less than 1.00, 1.00 to 1.49 and 1.50 and greater. The corresponding interest rates on LIBOR based borrowings are LIBOR plus 1.50%, 1.75% and 2.00%, respectively. In the event the Company elects to borrow under a base rate loan, the corresponding interest rates are the prime rate plus, 0.50%, 0.75% and 1.00%, respectively. The Company pays a 0.125% per annum commitment fee on all funds not utilized under this facility, measured on a daily basis. There is no prepayment penalty or premium associated with the early termination of this facility. The credit agreement includes customary affirmative and negative covenants.

Investor Conference Call

The Company will discuss its financial results during a live teleconference today at 1:30 p.m. Pacific time.

Call Title:	Spark Networks Q4 ‘07 Financial Results
Toll-Free (United States):	+ 1 800-355-4959
International:	+1 416-695-9719

One-Week Replay
Toll-Free (United States):	+1-800-408-3053
International:	+1-416-695-5800
Confirmation #:	3252950

In addition, the Company will host a webcast of the call which will be accessible in the Investor Relations section of the Company’s website under “Conference Calls and Presentations” at: http://www.spark.net/investor.htm.

Safe Harbor Statement:

This press release contains forward-looking statements. Any statements in this news release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “intends,” “goal,” “objective,” “seek,” “attempt,” or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to our ability to: attract members; convert members into paying subscribers and retain our paying subscribers; develop or acquire new product offerings and successfully implement and expand those offerings; keep pace with rapid technological changes; maintain the strength of our existing brands and maintain and enhance those brands and our dependence upon the telecommunications infrastructure and our networking hardware and software infrastructure; identify and consummate strategic acquisitions and integrate acquired companies or assets; obtain financing on acceptable terms; and successfully implement our current long-term growth strategy. For a discussion of these and further risks and uncertainties, please see our filings with the Securities and Exchange Commission. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings with the SEC also are available from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

About Spark Networks, Inc.:

The Spark Networks portfolio of consumer websites includes, among others, JDate.com (www.jdate.com), AmericanSingles.com (www.americansingles.com), BlackSingles.com® (www.blacksingles.com), and ChristianMingle®.com (www.christianmingle.com).

For More Information

Investors:	Brett Zane
+ 1-323-658-3000 ext. 4001
bzane@spark.net

Media:	Gail Laguna
+ 1-323-658-3000 ext. 4402
glaguna@spark.net

[1]	“Contribution” is defined as net revenue less direct marketing and “Contribution Margin” is defined as contribution divided by revenue.
[2]

“Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation, amortization, share-based compensation and impairment of long-lived assets. Adjusted EBITDA should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as adjusted EBITDA is not defined by GAAP. However, the Company regards adjusted EBITDA as a complement to net income and other GAAP financial performance measures, including an indirect measure of operating cash flow. As such, management believes that the investment community finds it to be a useful tool to perform meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations.

[3]

Average paying subscribers are defined as individuals who have paid a monthly fee for access to communication and website features beyond those provided to our members. Average paying subscribers for each month are calculated as the sum of the paying subscribers at the beginning and end of the month, divided by two. Average paying subscribers for periods longer than one month are calculated as the sum of the average paying subscribers for each month, divided by the number of months in such period.

[4]

In accordance with Financial Accounting Standard No. 131, the Company’s financial reporting includes detailed data on four separate operating segments. The Jewish Networks segment consists of the Company’s JDate.com, JDate.co.il and Cupid.co.il websites and their respective co-branded websites. The General Market Networks segment consists of the Company’s AmericanSingles.com website, its co-branded and private label websites, and Date.co.uk and Date.ca. The Other Affinity Networks segment consists of all of the Company’s Provo, Utah-based properties which primarily consist of sites targeted towards various religious, ethnic, geographic and special interest groups including BlackSingles.com and ChristianMingle.com. The Company has previously referred to this segment as Affinity Networks. The Offline & Other Businesses segment consists of revenue generated from offline activities, HurryDate events and subscriptions and other websites and businesses.

(Consolidated financial statements to follow)

SPARK NETWORKS, INC.

BALANCE SHEET

(in thousands, except share data)

	December 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalent	$8,796	$20,412
Marketable securities	200	196
Restricted cash	1,706	2,070
Accounts receivable	1,433	1,200
Deferred tax asset – current	2,094	219
Prepaid expenses and other	1,289	1,509

Total current assets	15,518	25,606
Property and equipment, net	1,383	2,306
Goodwill, net	18,358	19,236
Intangible assets, net	5,177	4,406
Deferred tax asset – long-term	3,106	—
Deposits and other assets	66	72

Total assets	$43,608	$51,626

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,585	$1,487
Accrued liabilities	5,529	4,985
Deferred revenue	4,140	4,051
Notes payable – current portion	21	1,314
Current portion of obligations under capital leases	—	43

Total current liabilities	11,275	11,880
Deferred tax liabilities	595	1,782
Obligations under capital leases	—	59
Other non-current liabilities	830	—

Total liabilities	12,700	13,721
Shares subject to rescission	7,480	8,079
Commitments and contingencies	—	—
Shareholders’ equity:
Authorized capital stock consists of 100,000,000 Common Shares, $0.001 par value; issued and outstanding 26,132,789 at December 31, 2007 and 80,000,000 ordinary shares of 1p each; issued and outstanding 30,941,465 shares as of December 31, 2006, at stated values of:	26	517
Additional paid-in-capital	52,262	67,571
Accumulated other comprehensive income	672	248
Accumulated deficit	(29,532)	(38,510)

Total shareholders’ equity	23,428	29,826

Total liabilities and shareholders’ equity	$43,608	$51,626

SPARK NETWORKS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006	2005
Net revenues	$16,014	$17,237	$65,218	$68,853	$65,511
Direct marketing expenses	4,818	6,224	21,095	24,574	24,411

Contribution	11,196	11,013	44,123	44,279	41,100
Operating expenses[1]:
Sales and marketing (including share-based compensation of $292, $167, $884, $620 and $329)	1,014	632	3,626	2,890	2,661
Customer service (including share-based compensation of $38, $23, $117, $77 and $43)	663	897	3,103	3,560	2,827
Technical operations (including share-based compensation of $153, $92, $633, $434 and $241)	1,012	1,211	4,416	6,239	6,156
Development (including share-based compensation of $100, $105, $534, $437 and $239)	1,031	1,101	4,249	4,766	5,194
General and administrative (including share-based compensation of $981, $524, $3,153, $2,299 and $1,865)	5,529	4,048	21,848	18,923	23,935
Amortization of intangible assets other than goodwill	328	300	1,356	1,184	1,085
Impairment of goodwill	—	114	1,894	114	105

Total operating expenses	9,577	8,303	40,492	37,676	41,963

Operating income (loss)	1,619	2,710	3,631	6,603	(863)
Interest (income) and other expenses, net	(277)	(522)	(913)	(696)	711

Income (loss) before income taxes	1,896	3,232	4,544	7,299	(1,574)
(Benefit) provision for income taxes	(4,701)	531	(4,434)	736	(136)

Net income (loss)	$6,597	$2,701	$8,978	$6,563	$(1,438)

Net income (loss) per share – basic	$0.25	$0.09	$0.31	$0.21	$(0.06)

Net income (loss) per share – diluted	$0.25	$0.09	$0.31	$0.21	$(0.06)

Weighted average shares outstanding – basic	26,578	30,945	29,218	30,580	26,105
Weighted average shares outstanding – diluted	26,601	31,320	29,250	31,248	26,105

Reconciliation of Net Income to Adjusted EBITDA	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006	2005
Net income (loss)	$6,597	$2,701	$8,978	$6,563	$(1,438)
Interest	(100)	(57)	(751)	(166)	193
Taxes	(4,701)	531	(4,434)	736	(136)
Depreciation	296	716	1,684	2,968	3,624
Amortization	329	300	1,356	1,184	1,085

EBITDA	2,421	4,191	6,833	11,285	3,328
Share-based compensation	1,564	911	5,321	3,867	2,717
Impairment	—	114	1,894	114	105

Adjusted EBITDA	$3,985	$5,216	$14,048	$15,266	$6,150

1.	Prior period amounts have been reclassified to conform to current period presentation.

SPARK NETWORKS, INC.

SEGMENT RESULTS FROM OPERATIONS 1

(in thousands except subscriber information)

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006	2005
Net Revenues
Jewish Networks	$8,588	$8,303	$33,624	$32,213	$29,500
General Market Networks	2,976	5,488	15,707	25,446	31,710
Other Affinity Networks	3,485	2,902	13,314	9,724	2,766
Offline & Other Businesses	965	544	2,573	1,470	1,535

Total Net Revenues	$16,014	$17,237	$65,218	$68,853	$65,511

Direct Marketing Expenses
Jewish Networks	$574	$1,191	$3,281	$4,544	$3,929
General Market Networks	1,561	3,178	8,462	13,711	17,759
Other Affinity Networks	2,086	1,325	7,828	4,952	1,367
Offline & Other Businesses	597	530	1,524	1,367	1,356

Total Direct Marketing Expenses	$4,818	$6,224	$21,095	$24,574	$24,411

Contribution
Jewish Networks	$8,014	$7,112	$30,343	$27,669	$25,571
General Market Networks	1,415	2,310	7,245	11,735	13,951
Other Affinity Networks	1,399	1,577	5,486	4,772	1,399
Offline & Other Businesses	368	14	1,049	103	179

Total Contribution	$11,196	$11,013	$44,123	$44,279	$41,100

Average Paying Subscribers
Jewish Networks	94,595	96,886	94,903	95,168	85,723
General Market Networks	41,763	80,930	56,551	92,043	111,045
Other Affinity Networks	61,978	58,793	62,087	49,415	16,467
Offline & Other Businesses	2,514	—	1,782	242	1,558

Total Average Paying Subscribers	200,850	236,609	215,323	236,868	214,793

1.	Prior period amounts have been reclassified to conform to current period presentation.